Balchem Corporation Announces 2nd Quarter 2008 Results
             ------------------------------------------------------
                         New Hampton, NY - July 31, 2008

                       BALCHEM CORPORATION (NASDAQ: BCPC)
       reported as follows (unaudited) for the period ended June 30, 2008
                ($000 Omitted Except for Net Earnings Per Share)

                       For the Three Months Ended June 30,
                       -----------------------------------

                                                           2008          2007
                                                         --------      --------

Net sales                                                $ 62,901      $ 44,371
Gross profit                                               12,951        12,182
Operating expenses                                          5,711         5,393
                                                         --------      --------
Earnings from operations                                    7,240         6,789
Other expense                                                (239)         (422)
                                                         --------      --------
Earnings before income tax expense                          7,001         6,367
Income tax expense                                          2,277         2,302
                                                         --------      --------
Net earnings                                             $  4,724      $  4,065
                                                         ========      ========

Basic net earnings per common share                      $   0.26      $   0.23
Diluted net earnings per common share                    $   0.25      $   0.22

Shares used in the calculation of diluted net
earnings per common share                                  18,994        18,579

                        For the Six Months Ended June 30,
                        ---------------------------------

                                                          2008           2007
                                                       ---------      ---------

Net sales                                              $ 119,762      $  71,970
Gross profit                                              26,434         21,923
Operating expenses                                        11,790          9,792
                                                       ---------      ---------
Earnings from operations                                  14,644         12,131
Other expense                                               (452)          (450)
                                                       ---------      ---------
Earnings before income tax expense                        14,192         11,681
Income tax expense                                         4,827          4,175
                                                       ---------      ---------
Net earnings                                           $   9,365      $   7,506
                                                       =========      =========

Basic net earnings per common share                    $    0.52      $    0.42
Diluted net earnings per common share                  $    0.50      $    0.41

Shares used in the calculation of diluted net
earnings per common share                                 18,916         18,487

Balchem Corporation (NASDAQ:BCPC)                                              2

New Record Quarter Results for Sales and Earnings
------------------

         Record net sales of $62.9  million were  achieved for the quarter ended
         ----------------
June 30, 2008. This is an increase of 41.8% above the $44.4 million result of the prior year quarter and was derived from both organic and acquisition growth. Accordingly, record net earnings for the quarter were $4.7 million, an increase of $0.7 million, or 16.2% as compared with the same period last year. The $4.7 million generated diluted net earnings of $0.25 per common share versus $0.22 per common share for the prior year comparable period, an increase of 13.6%.

         Effective with the quarter ending March 31, 2008, the Company has realigned its business segment reporting structure to more appropriately reflect the internal management of the businesses, largely due to the impact of the acquisitions in 2007. Segment information from prior year periods contained herein has been revised to reflect the realignment. The Company's reportable business segments are: ARC Specialty Products; Food, Pharma and Nutrition; and Animal Nutrition and Health.

         Detailing the second quarter of 2008, the Animal Nutrition and Health segment achieved record quarterly sales of $44.6 million, an increase of $16.5 million over the prior year quarter. This result reflects incomparable sales due to the acquisition of certain assets of Akzo Nobel Chemicals S.p.A. ("Akzo"), completed in April 2007. This acquisition contributed approximately $7.8 million of the incremental revenue increase over the prior year, with the balance, $8.7 million, equaling 40.7% of organic growth. On a quarterly sequential basis, this business segment grew 14.0% or $5.5 million, largely as a result of increased international sales, continued strong volumes from our specialty animal health products and increases in our average selling prices. Our specialty animal nutrition and health products, targeted predominantly for ruminant animals, realized approximately 68.3% growth over the 2007 Q2 results with strong sales of Reashure(R), Nitroshure(TM), and chelated minerals. Earnings from operations for this entire segment did however decline 5.7% to $2.9 million as compared to $3.0 million in the prior year comparable quarter, largely due to the continued increases in petro-chemical commodities used to manufacture choline. These raw material costs, again, continued to rise at a very swift pace in the quarter, and while some were passed on to customers, our pricing initiatives in the quarter were not enough to offset all of the cost increases. Additional price increases have been, and will be, implemented where we are contractually able to do so in the third quarter, as our businesses are likely to remain affected by these higher costs for the balance of 2008. Sales of the Food, Pharma and Nutrition segment were $9.5 million, an increase of 19.6% from the prior year comparable quarter. This segment growth was organic, with strong sales of human grade choline and pharma calcium products. Earnings from operations for this segment improved to $1.7 million, as compared to $0.7 million in the prior year comparable quarter. The ARC Specialty Products segment generated quarterly sales of $8.8 million, a 5.4% increase over the prior year quarter principally from increases in volume and selling price of ethylene oxide products sold. During the second quarter, we did increase prices to help off-set cost increases, but we did trail the rapid raw material increases, hence earnings in this segment declined $0.3 million. We continue to monitor the seemingly constant petro-chemical raw material price escalation and seek to implement price increases within contractual guidelines.

         Gross profit for the quarter ended June 30, 2008 was $13.0 million, an increase of 6.3% compared to $12.2 million for the prior year comparable period. The consolidated gross margin, as a percent of sales, at 20.6%, declined as a result of the above noted acquisition related sales, which carry a lower gross margin, and despite the implementation of price increases, we were not able to

Balchem Corporation (NASDAQ:BCPC)                                              3


fully recover the increases in certain petro-chemical raw materials, which continued or trended up within the quarter. The current raw material environment remains unpredictable. We are however, continuing to focus on implementing price increases, productivity improvements, and, most importantly, growth through new product development. Operating (Selling, R&D, and Administrative) expenses increased 5.9% to $5.7 million, as compared to $5.4 million for the prior year comparable quarter, but decreased as a percentage of sales to 9.1%, down from 12.2% in the prior year quarter. This increase in operating expenses, over the prior year, was primarily due to higher research expenses for the pharmaceutical initiatives, and higher G&A expenses due to increased fees for audit, tax accounting, and non-cash stock-based compensation recognition.

         For the six months ended June 30, 2008, net sales have increased 66.4% to $119.8 million compared to $72.0 million in the comparable prior year period. Net earnings have increased 24.8% to $9.4 million, generating $0.50 per diluted share, versus net earnings of $7.5 million, or $0.41 per diluted share, in the prior year comparable period.

         Balance sheet ratios and our cash flow continue to be strong. Late in the second quarter of 2007, we borrowed $39 million; the proceeds of which were used to complete the funding of the Chinook and Akzo acquisitions. At June 30, 2008, our outstanding borrowings were $24 million reflecting accelerated payments of $12.5 million on our term loan. We will look to continue to aggressively reduce our outstanding debt balance through the remainder of 2008.

Outlook
         Commenting on 2008, Dino A. Rossi, President and CEO of Balchem said, "This record second quarter, despite difficult business conditions, demonstrates the value of our diversified business. Our increasing global presence, with solid overseas demand, is off-setting certain softness in some U.S. markets. While rising raw material costs have had an impact on our results, and they are likely to continue being a challenge in the near term, we will take appropriate actions to improve operating margins and cash flow.

         We continue to see improved results of human grade choline, due to growing consumer awareness, and of our calcium products for the pharmaceutical and nutritional markets, with new calcium product launches scheduled for the fourth quarter. The Animal Nutrition and Health segment is realizing excellent global revenue growth in both the specialty and basic choline product lines. Our pharmaceutical research efforts continue, and we expect to generate milestone payments over the balance of the year. We continue to expect 2008 to be a year of quality double digit improvements in sales and earnings, as we leverage our production capacity and business infrastructure."

Quarterly Conference Call
         A quarterly conference call will be held on Thursday, July 31, 2008 at 2:00 PM Eastern Time (ET) to review second quarter 2008 results. Dino A. Rossi, President and CEO, and Frank Fitzpatrick, CFO, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through Wednesday, August 6. To access the replay of the conference call dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use account #298 and replay
ID#291880. Both account and replay ID numbers are required for replay access.

Balchem Corporation (NASDAQ:BCPC)                                              4

Segment Information
         Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma and Nutrition; and Animal Nutrition and Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma and Nutrition segment provides proprietary microencapsulation, granulation and agglomeration solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition and Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
         This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2007. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Telephone:   845-326-5635

Balchem Corporation (NASDAQ:BCPC)                                              5

Selected Financial Data
($ in 000's)

Business Segment Net Sales:

--------------------------------------------------------------------------------
                                     Three Months Ended       Six Months Ended
                                           June 30,               June 30,
                                      2008        2007        2008        2007
--------------------------------------------------------------------------------
ARC Specialty Products              $  8,816    $  8,367    $ 17,266    $ 16,428
Food, Pharma & Nutrition               9,471       7,922      18,760      15,134
Animal Nutrition & Health             44,614      28,082      83,736      40,408
--------------------------------------------------------------------------------
Total                               $ 62,901    $ 44,371    $119,762    $ 71,970
================================================================================

Business Segment Earnings Before Income Taxes:

--------------------------------------------------------------------------------
                                    Three Months Ended       Six Months Ended
                                         June 30,                June 30,
                                     2008        2007        2008        2007
--------------------------------------------------------------------------------
ARC Specialty Products             $  2,720    $  3,053    $  5,318    $  5,956
Food, Pharma & Nutrition              1,670         714       3,198       1,040
Animal Nutrition & Health             2,850       3,022       6,128       5,135
Interest and other expense             (239)       (422)       (452)       (450)
--------------------------------------------------------------------------------
Total                              $  7,001    $  6,367    $ 14,192    $ 11,681
================================================================================



Selected Balance Sheet Items
                                                      June 30,    December 31,
                                                      --------    ------------
                                                        2008          2007
                                                        ----          ----
Cash                                                  $  2,642      $  2,307
Accounts Receivable                                     35,500        29,640
Inventories                                             19,398        15,680
Other Current Assets                                     3,792         4,842
                                                      --------      --------
Total Current Assets                                    61,332        52,469

Property, Plant, & Equipment (net)                      43,630        42,080
Other Assets                                            58,174        59,875
                                                      --------      --------
Total Assets                                          $163,136      $154,424
                                                      ========      ========

Current Liabilities                                   $ 38,450      $ 36,330
Long-Term Obligations                                   19,231        25,014
                                                      --------      --------
Total Liabilities                                       57,681        61,344

Stockholders' Equity                                   105,455        93,080
                                                      --------      --------
Total Liabilities and Stockholders' Equity            $163,136      $154,424
                                                      ========      ========